Exhibit 99.1

SAKS INCORPORATED DISCLOSES

SUPPLEMENTAL INTERNAL INQUIRY

Contact: Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE	www.saksincorporated.com

Birmingham, Alabama (June 3, 2005) — Saks Incorporated (NYSE: SKS) (the “Company”) today disclosed that the Audit Committee of its Board of Directors is supplementing its previously disclosed investigation with an additional inquiry. The Audit Committee’s supplemental internal inquiry will review (i) the timing of the recording of both inventory markdowns and vendor markdown allowances at Saks Fifth Avenue Enterprises (“SFAE”), (ii) whether there have been any overcollections of vendor markdown allowances in any of the merchandising divisions of SFAE that were not the subject of the Audit Committee’s prior internal investigation, and (iii) whether the Company has improperly charged any of its merchandise vendors any fees for failure to comply with the Company’s logistics, transportation, or billing policies (these types of fees often are referred to in the retail industry as “chargebacks”). This supplemental inquiry is being undertaken in connection with the previously disclosed restatement of the Company’s financial statements from fiscal 1999 through the third quarter of fiscal 2004 and the preparation of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 (the “2004 Form 10-K”).

With respect to the timing of inventory markdowns and vendor markdown allowances, the Company currently believes that some inventory markdowns and some vendor markdown allowances may have been incorrectly recorded at SFAE in one or more fiscal quarters prior to 2005. The Company’s results of operations for the first quarter of fiscal 2005 released on May 17, 2005 reflected an approximately $1.2 million reduction to net income based upon management’s preliminary determination that SFAE had incorrectly accelerated into the first quarter of 2005 the recognition of $2 million of vendor markdown allowances.

The Company previously disclosed the completion, subject to a few additional interviews, of the Audit Committee’s prior internal investigation into the improper collections of vendor markdown allowances in one of SFAE’s six merchandising divisions, the adequacy of an initial internal investigation in 2002 into that matter, and other accounting and disclosure issues identified during the course of the investigation.

With respect to the prior investigation, the Company also previously disclosed that it had improperly collected markdown allowances totaling approximately $20 million during the period 1999 through 2003. The Company will reimburse the twelve affected vendors (three of which are owned by one parent company) for all improperly collected markdown allowances.

As previously disclosed, at the conclusion of the prior internal investigation, management undertook its work to confirm the amount of total vendor markdown allowances determined to have been improperly collected from 1999 through 2003 and to determine if any markdown allowances were improperly collected before fiscal 1999. That confirmatory work is ongoing.

Also as previously disclosed, the Company is proceeding with its restatement of its financial statements for fiscal 1999 through the third quarter of fiscal 2004 and the filing of its 2004 Form 10-K. In order for the Company to file the 2004 Form 10-K it is necessary for the Audit Committee to complete its supplemental inquiry.

The Company currently does not expect that the supplemental internal inquiry will result in any significant delay in the completion of the Company’s restatement of its financial statements for fiscal 1999 through the third quarter of fiscal 2004, although it is possible that the supplemental inquiry will result in the need to restate its previously disclosed results of operations and financial condition for the fourth quarter of fiscal 2004. Accordingly, the Company continues to expect that its work in connection with the restatement of its prior financial statements will be completed, and the 2004 Form 10-K will be filed, on or before September 1, 2005. The Company also continues to expect that its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005 will be filed at approximately the same time.

The Company has informed the Securities and Exchange Commission (the “SEC”) and the office of United States Attorney for the Southern District of New York of the supplemental internal inquiry. The Company is continuing to cooperate fully with the SEC and the United States Attorney’s office.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the ultimate outcome and timing of the Audit Committee’s supplemental internal investigation; the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the Audit Committee’s prior investigation; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s prior investigation; and the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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